Exhibit 10.1

August 18, 2008

Ms. Vanessa A. Wittman

P.O. Box 684399

Park City, UT 84068

Subject:	Offer of Employment

Dear Vanessa:

We are pleased to confirm our offer of employment to join Marsh & McLennan Companies, Inc. (“MMC,” or the “Company”) as Executive Vice President and Chief Financial Officer. Your appointment as Executive Vice President of MMC, an officer position, is subject to approval by the MMC Board of Directors. In addition, your appointment as Chief Financial Officer will become effective at a date to be determined, but in no event later than October 15, 2008. This position reports to the Chief Executive Officer of the Company (the “CEO”), currently Brian Duperreault, and is located in New York, NY. As we have discussed, your start date is expected to be on or around September 10, 2008.

We are all confident that the Company can offer you a rewarding and challenging career opportunity, and we look forward to working with you.

1.	Duties and Responsibilities

You will devote all of your attention and time during working hours to the affairs and business of the Company and use your best efforts to perform such duties and responsibilities as are consistent with your position and as shall, from time to time, be reasonably assigned to you by the CEO. In addition, you agree to serve, without additional compensation, as an officer and director for any member of the Affiliated Group. For purposes of this letter agreement, the term “Affiliated Group” means MMC and any corporation, partnership, joint venture, limited liability company, or other entity in which MMC has a 10% or greater direct or indirect interest. Except for those boards or committees set forth on Exhibit A, if any, you may not serve on corporate, civic or charitable boards or committees without the prior written consent of the Company.

2.	Compensation and Benefits

Your compensation and benefits will be as set forth below and in Exhibit A, subject to approval of the Compensation Committee of the MMC Board of Directors (“Compensation Committee”).

a.

Annual base salary: You will receive an annual base salary of $750,000, payable in installments, in accordance with the Company’s payroll procedures. Your base salary includes compensation for all time worked, as well as appropriate consideration for sick days, personal days, and other time off. Your compensation will be considered for

August 18, 2008

Ms. Vanessa A. Wittman

adjustment in succeeding years as part of your normal performance management process.

b.	Vacation: You will be entitled to 5 weeks of vacation annually, prorated in your first year, in accordance with our Company policy.

c.

Annual bonus: You are eligible for an annual bonus on the terms set forth on Exhibit A. Bonus awards are discretionary and may be paid in the form of cash, deferred cash or MMC stock units, or a combination thereof. To qualify for an annual bonus, you must remain continuously and actively employed by the Company through the date of the bonus payment, in accordance with the terms and conditions of the award. The annual bonus shall be paid no later than March 15 of the year following the year for which such bonus is earned. The Company maintains a mandatory bonus deferral program under which a certain specified portion of your annual bonus may be required to be deferred. The deferred portion of a bonus award shall be subject to additional terms and conditions set forth in such award.

d.

Annual Long Term Incentive Compensation: You are eligible to participate in MMC’s long-term incentive program with a target long-term incentive compensation award as set forth on Exhibit A. Long-term incentive awards are discretionary and are governed by terms and conditions approved by the Compensation Committee as set forth in the award agreement and in MMC’s 2000 Senior Executive Incentive and Stock Award Plan (or other plan under which the long-term incentive award is granted). The form of long-term incentive awards, which may include MMC stock options, stock units or performance units, or a combination thereof, will be determined by the Compensation Committee. In accordance with Company practice, you will be required to enter into a “Restrictive Covenants Agreement” in connection with the grant.

e.

Benefit Programs: You and your eligible family members will have the opportunity to participate in employee benefit plans, policies and programs provided by the Company on such terms and conditions as are generally provided to similarly situated employees of the Company. These plans may include retirement, savings, medical, life, disability, and other insurance programs as well as an array of work/life effectiveness policies and programs. Please be aware that nothing in this letter agreement shall limit the Company’s ability to change, modify, cancel or amend any such policies or plans. We advise you to visit our benefits website (www.mmcpeoplelink.com) for a review of our benefit programs. Additional material regarding these programs will be available at your Company information session, the details of which will be sent to you under separate cover. In addition, you will be entitled to the benefits set forth on Exhibit A.

3.	Termination of Employment

a.

You will be designated as a “Key Employee” under the Senior Executive Severance Plan. In the event that your employment with the Company terminates, the Senior Executive Severance Plan will govern the terms under which you may be eligible to receive severance and/or other transition benefits from the Company.

August 18, 2008

Ms. Vanessa A. Wittman

b.

Upon the termination of your employment for any reason, you shall immediately resign, as of your date of termination, from all positions that you then hold with any member of the Affiliated Group. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon your date of termination, regardless of when or whether you execute any such documentation.

c.

During the term of this letter agreement, and, subject to any other business obligations that you may have, following your date of termination, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. You agree, unless precluded by law, to promptly inform the Company if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance.

4.	Code of Conduct & Ethics

As a condition of our offer of employment, as well as your continued employment by the Company, you must read, understand and abide by the MMC Code of Business Conduct & Ethics. You must also complete:

•	the MMC Code of Business Conduct & Ethics training/certification,
•	Understanding the Foreign Corruption Practices Act training, and
•	the Business Conduct Curriculum,

within 30 days of your start date, as well as such other compliance training that the Company determines is appropriate for your position in the Company during the course of your employment.

5.	Pre-employment Requirements

Please note that this letter agreement and your continued employment by the Company are contingent upon the satisfactory completion of reference and background checks and the submission of proper authorization to work in the United States. Please also be aware that once you advise us that you have resigned from your current position, current employer information will be verified as part of this process. You will not be able to begin work until we have satisfactorily completed these pre-employment requirements. An application for employment and a Fair Credit Reporting Act Disclosure and Authorization Statement are

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Ms. Vanessa A. Wittman

enclosed and must be returned to Kathryn Komsa, Vice President, MMC Corporate Human Resources, at 1166 Avenue of the Americas, New York, NY 10036.

6.	Miscellaneous

a.

Notices. Notices given pursuant to this letter agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company shall be directed to:

Leon J. Lichter

Vice President, Acting Head of Human Resources

Marsh & McLennan Companies, Inc.

1166 Avenue of the Americas

New York, NY 10036

Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company.

b.

Restrictive Agreements. In accepting our offer of employment, you are representing that you are not a party to any agreement with a prior or current employer which may in any way restrict your ability to perform your duties hereunder.

c.

Assignment of this Agreement. This letter agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This letter agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. The Company may assign this letter agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this letter agreement is so assigned, the “Company” as used throughout this letter agreement shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

d.

Merger of Terms. This letter agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein.

e.

Indemnification. The Company shall indemnify you to the extent permitted by its bylaws with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group during the term of this letter agreement.

August 18, 2008

Ms. Vanessa A. Wittman

f.

Governing Law; Amendments. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this letter agreement are not part of the provisions hereof and shall have no force or effect. This letter agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of the Company.

g.

Choice of Forum. The Company and you each hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this letter agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

h.

Severability; Captions. In the event that any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this letter agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this letter agreement are not part of the provisions of this letter agreement and will have no force or effect.

i.

Section 409A. Notwithstanding any provision of this letter agreement to the contrary, to the extent necessary to avoid the imposition of taxes, interests and penalties under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment. The provisions of this subparagraph will only apply if and to the extent required to avoid the imposition of taxes, interests and penalties under Section 409A. In addition, we intend for your benefits, including the termination-related payments above, to comply with the provisions of Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interests and penalties under Section 409A, the parties agree to use their best efforts to amend this letter agreement in order to avoid the imposition of any such taxes, interests and penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This subparagraph 6.i. does not guarantee that the benefits under this letter agreement will not be subject to taxes, interests and penalties under Section 409A.

August 18, 2008

Ms. Vanessa A. Wittman

j.	Withholding Requirements. All amounts paid or provided to you under this letter agreement shall be subject to any applicable income, payroll or other tax withholding requirements.

k.

Other Required Agreements. The effectiveness of this letter agreement is conditioned on your execution of the enclosed Confidentiality Agreement and Non-Solicitation Agreement. You agree that the benefits provided in this letter agreement, as well as your continued employment, constitute sufficient consideration for your execution of the Confidentiality Agreement and Non-Solicitation Agreement.

We will follow up with you to confirm your start date. On your first day, please report to Kathryn Komsa, Vice President, MMC Corporate Human Resources, at 1166 Avenue of the Americas, 24th floor at 9:00 am. Please provide her with any necessary documents as described below.

Please acknowledge your agreement with the terms of this offer letter by signing and dating the enclosed copy and returning it on or before August 25, 2008, along with your completed employment application (if not already submitted), your completed Fair Credit Reporting Act Disclosure and Authorization Statement, your signed Confidentiality Agreement and your signed Non-Solicitation Agreement in the enclosed self-addressed envelope.

We are pleased to have you join MMC and believe that you will find significant career opportunities and challenges that will be professionally rewarding. If you need any additional information or have any questions, please do not hesitate to call me at 212-345-6675.

Sincerely,

/s/ Brian Duperreault

Brian Duperreault

Accepted and Agreed:

/s/ Vanessa A. Wittman

Vanessa A. Wittman

August 18, 2008

(Date)

August 18, 2008

Ms. Vanessa A. Wittman

Exhibit A

Board or Committee membership	▪ KGB ▪ Lambert’s Cove ▪ University of Virginia-Darden Graduate school of Business Board of Trustees
Target Bonus Opportunity

Bonus awards are discretionary.

Anticipated target bonus of 100% of base salary. Actual bonus may range from 0% - 200% of target, based on individual and company performance targets (including, but not limited to, targets related to your performance and the Company’s financial performance) as the Company may establish from time to time. Notwithstanding the foregoing, you shall receive a pro-rata annual bonus for the 2008 performance year, reflecting your period of employment with MMC during 2008, calculated at target.

Target Long Term Incentive Opportunity

Long Term Incentive awards are discretionary.

Anticipated target grant-date value of $2 million, beginning with the annual grant in 2009.

You will be granted a long term incentive award as of your start date, in a combination of restricted stock units and stock options (subject to terms determined by the Compensation Committee), with a grant date value of $1 million, reflecting your employment between your start date and the 2009 annual grant.

Other Benefits	▪ The Company will provide you with relocation benefits, in accordance with Company policy. ▪ You will be eligible to participate in the MMC Financial Services Program, as in effect from time to time.